Cove Announces Euroseas Declares Dividend
December  5, 2005

SAN CLEMENTE, CA--(MARKET WIRE)--Dec 2, 2005 -- Cove Apparel, Inc. (OTC BB:CVAP.OB - News) announced today that on August 25, 2005, Cove Apparel, Inc. (“Cove”) and Euroseas Ltd. (“Euroseas”) signed an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Euroseas, through its wholly-owned subsidiary, Euroseas Acquisition Company Inc. agreed to acquire Cove in exchange for shares of Euroseas common stock (the “Merger”). The Merger will not be effective until the effectiveness of the F-1 and F-4 Registration Statements and upon filing and approval of the Certificates of Merger with the applicable jurisdictions.

The Merger Agreement provides for the merger of Euroseas Acquisition Company Inc. with Cove, with the current stockholders of Cove receiving 0.102969 shares of Euroseas common stock for each share of Cove common stock owned as of the effective date of the Merger.

On November 2, 2005 the Board of Directors of Euroseas declared a dividend in the amount of $0.07 per share to the shareholders of Euroseas (i) payable on or about December 19, 2005 to those holders of record of common stock of Euroseas on December 16, 2005, and (ii) (A) payable to the stockholders of Cove who are entitled to receive shares of Euroseas in connection with the Merger, with such payment being made only to the holders of record of Cove common stock as of the effective date of the Merger and such dividend payment being made upon exchange of their Cove shares for shares of Euroseas common stock (assuming such Merger is consummated), or (B) payable to Friends Investment Company, Inc. (“Friends”) if such Merger is not consummated since Friends will be issued the shares that would otherwise been issued in the Merger.

For each share of Cove common stock exchanged in the Merger, the Cove shareholders will receive a cash dividend of $0.00721 per share.

SAFE HARBOR STATEMENT

This press release contains statements that are forward-looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results may differ due to factors such as material adverse events affecting either company or the ability of either company to satisfy the conditions to completion of the business combination. Readers are referred to Cove Apparel's most recent periodic and other reports filed with the Securities and Exchange Commission.

Mr. Leib Orlanski, Esq. of the Los Angeles office of the law firm Kirkpatrick & Lockhart Nicholson Graham LLP, acted as special counsel to Cove Apparel, Inc., in this transaction.

Contact:
For further information:

COVE APPAREL, INC.
Mr. Leib Orlanski, Esq.
Kirkpatrick & Lockhart
(310) 552 5044

Source: Cove Apparel, Inc.